EXHIBIT 21 - SUBSIDIARIES OF EQUIVEST FINANCE, INC.


Avenue Plaza, LLC
BFICP Corporation
Bluebeard's Castle, Inc.
Castle Acquisition, Inc.
Eastern Resorts Company, LLC
Eastern Resorts Corporation
EFI Development Funding, Inc.
EFI Funding Company, Inc.
Equivest Administrative Services, Inc.
Equivest Club, Inc.
Equivest Entertainment Services, Inc.
Equivest Florida, Inc.
Equivest Louisiana, Inc.
Equivest Management Services, Inc.
Equivest Maryland, Inc.
Equivest St. Thomas, Inc.
Equivest Texas, Inc.
Equivest Vacation and Travel Club, Inc.
Equivest Washington, Inc.
Long Wharf Marina Restaurant, Inc.
Mirror Lake Development, Inc.
Mirror Lake Realty, Inc.
Ocean City Coconut Malorie Resort, Inc.
Peppertree Acquisition II Corp.
Peppertree Resort Villas, Inc.
Peppertree Resorts Management, Inc.
Peppertree Resorts, Ltd.
Resolution Credit Corporation
Resort Funding Inc.
Resort Marketing Services, Inc.
St. Augustine Resort Development Group, Inc.